GOLF FACILITIES AGREEMENT

          THIS GOLF FACILITIES AGREEMENT ("Agreement") is entered into as of the 19th day of December, 1996, by and between SEDONA GOLF RESORT, L.C. an Arizona limited liability company, ("SGR") and UP Sedona, Inc., an Arizona corporation, (""Hotel Owner") or nominee.

                                    RECITALS

          A. SGR owns and is in the process of developing a master planned residential/golf community currently known as Sedona Golf Resort, (the "Project") and operates the Sedona Golf Resort Golf Course, including the clubhouse and practice facility (the "Golf Course") within the Project. The Golf Course is graphically depicted as Parcel C on Exhibit "A" attached hereto and legally described on Exhibit "B" attached hereto (the "Golf Course Property").

          B. Hotel Owner is the fee owner of that certain parcel of real estate located in Yavapai County, Arizona graphically depicted as Parcel B on Exhibit "A" attached hereto and legally described on Exhibit "C" (the "Hotel Parcel"). Hotel Owner purchased the Hotel Parcel from SGR pursuant to a Real Estate Purchase Agreement dated March 28, 1996 in which Hotel Owner has warranted to SGR that it will construct a luxury "Mobil four-star" resort hotel facility ("Hotel") on the Hotel Property.

          C. SGR desires to encourage the utilization of the Golf Course by guests of the Hotel;

          D. Hotel Owner desires to obtain certain Golf Course use preferences for Hotel guests as an amenity for the development and operation of the Hotel;

          E. The Purchase Agreement between SGR and Hotel Owner provides that the parties shall negotiate and agree to the provision of preferred tee times and other privileges to be extended to Hotel guests.

          NOW, THEREFORE, for valuable consideration the receipt of which is hereby acknowledged, Hotel Owner and SGR agree as follows:

          1. Hotel Construction and Operation. Provided Hotel Owner constructs and operates a luxury four star resort hotel on the Hotel Parcel, SGR agrees to provide Hotel Guests as defined in paragraph 2.2 below with access to and use of the Golf Course facilities upon the terms and conditions set forth herein.

          2. Golf Course Facility.


                                  EXHIBIT 10.1



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               2.1 Continued  Operation.  SGR and/or its  successors and assigns agree to operate and maintain the Golf Course, in a manner commensurate with its existing operation (i.e., a top quality championship Golf Course).

               2.2  Hotel  Guest  Defined.  A  "Hotel  Guest"  as  used  in this
Agreement shall mean a person or persons residing at the Hotel in a room registered in his name or registered in the name of another person on his behalf. A tee time may be reserved for a Hotel Guest provided at least one (1) member of the group of golfers for such tee time is a Hotel Guest.

               2.3 Use of Golf Course. SGR shall make available to Hotel Owner on a year-round basis, golf and related facilities sufficient to permit Hotel Guests the use of the Golf Course for the number of rounds of golf stated in Paragraph 2.4 below, with a "round of golf" being defined as a single golfer playing 18 holes ("Hotel Guest Rounds").

               2.4 Method of Determining Number of Hotel Guest Rounds. Hotel Owner shall have the right to reserve a Hotel Guest Round up to sixty (60) days in advance. Hotel Owner may reserve sixty (60) day advanced Hotel Guest Rounds for up to forty percent (40%) of the prior year's total rounds of golf played at the Golf Course. Hotel Owner must provide a credit card guarantee for each Hotel Guest Round when the reservation is made with the Golf Course. This guaranteed Hotel Guest Round is subject to cancellation only as provided in Paragraph 3.2 below.

               2.5 Tee Times For Hotel Guests. Hotel Guest Rounds for weekends and holidays shall be allocated equally between the morning and the afternoon. The Hotel Owner shall be responsible for coordinating and booking all tee times with the Golf Course's pro shop for individuals, tournaments and groups. SGR shall cooperate with Hotel Owner in setting up an appropriate booking system, including confirmations, to insure the bookings will be properly processed and honored by SGR.

               2.6 Tournaments. A tournament ("Tournament") shall be defined as any scheduled use of the Golf Course which would preclude playing for a certain period of time during the day by anyone not a part of the Tournament. SGR may schedule any number of Tournaments. Hotel Owner may also schedule Tournaments, provided SGR is given at least ninety (90) days' prior written notice of such event. Equal distribution of tournament times A.M. and P.M. shall be made available to Hotel tournament bookings.

               2.7 Fees. Hotel Guests shall be required to pay greens fees and cart fees, (collectively "Base Fees"), for use of the Golf Course as established by SGR each year with such fees to be the "Base Fees" by season for the ensuing year. Hotel Guests shall be granted a ten percent (10%) reduction of the "Base Fees", provided tee times are arranged by the Hotel in advance as provided herein and only for the number of Hotel Guest Rounds provided in paragraph 2.4 above. The Hotel's ten percent (10%) "Base Rate" discount shall also apply


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to tournament bookings.  Tournament discounts shall be determined at the time of booking, based on the number of golfers and services to be provided by SGR.

               2.8 Base Fee Adjustment. The Base Fees shall be subject to an increase or decrease in the reasonable discretion of the Golf Course, provided however: (a) the fees available to Hotel Guests shall be subject to adjustment by SGR only once per calendar year (during either September or October) effective January or February and shall thereafter remain constant for one year from the date of each adjustment.

               2.9 Distribution of Starting Times. Except as may be limited by tournaments as defined herein, SGR agrees that the starting times during each season shall be allocated fifty percent (50%) before noon, and fifty percent (50%) after noon, and shall be further distributed daily between Hotel Guests and other individual golfers on a first come, first booked basis. If Hotel Owner has not reserved its allotment of starting times at least fourteen (14) days prior to the commencement of play of a given day, SGR may assign all such unreserved starting times to golfers on a first come, first booked basis. SGR will reasonably cooperate with Hotel Owner in providing unreserved starting times to accommodate Hotel Guests desiring to golf without advance reservations.

               2.10 Driving Range/Practice Putting Greens. All players of the Golf Course shall have the right to use the driving range and practice putting greens on a first-come, first-served basis.

               2.11 Over-seeding and Holidays. Notwithstanding anything above to the contrary, SGR may cease operation of the Golf Course due to weather conditions or on holidays and at such other times as it is not reasonable to operate the Golf Course provided that SGR will provide as much advance written notice to Hotel Owner, where such cessation is anticipated, as is reasonably possible.

               2.12 Advance Booking Fee Waiver. The Golf Course's then applicable advance booking fee shall be waived for the number of Hotel Guest Rounds provided in paragraph 2.4 above. The current advance booking fee is ten and no/100 Dollars ($10.00) for reservations of 14-60 days in advance. For all rounds of golf played by Hotel Guests in excess of the number provided in paragraph 2.4 above, the Golf Course's then applicable advance booking fee shall apply.

          3. Guaranteed Tee Times.

               3.1 Hotel Owner to Guarantee in Advance. Hotel Owner shall have the right to book Tournaments or group outings (minimum of twenty four players) up to twelve (12) months in advance of the scheduled Tournament or group play date provided that Hotel Owner shall be required to guarantee said group or Tournament reservation up to sixty



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(60) days prior thereto.  Once payment is received by SGR, these tee times shall be considered guaranteed. All Tournament or group tee time bookings shall be handled on a case by case basis subject to the terms hereof. If Hotel Owner should fail to make payment for the Tournament or group outing sixty (60) days in advance, the reservation may be deemed canceled. No payment shall be required prior to sixty (60) days of Tournament day.

               3.2 Cancellation of Tee Times and/or Tournament Reservations. Hotel Owner shall have the right to cancel Hotel Guest Rounds by written notice to SGR up to six (6) days prior to scheduled tee time without penalty. Further, Hotel Owner shall have the right to cancel Tournaments or group outings by written notice to SGR up to sixty-one (61) days prior to the scheduled Tournament date without penalty.

               3.3 Tournament Formats. SGR agrees to cooperate with Hotel Owner in the planning and running tournaments scheduled by Hotel Owner in formats that are typical in the industry.

          4. Miscellaneous.

               4.1 Rules and Policies. Hotel Guests will be permitted to use the Golf Course and facilities provided they adhere to the policies, rules and procedures adopted by the Golf Course.

               4.2 Sale of Golf Merchandise and Use of Name. Hotel Owner agrees for itself and its successors and assigns that neither the Hotel nor any vendor or occupant of the Hotel Parcel shall operate a pro shop or other entity which sells golf clubs, golf balls, golf bags, golf clothing or other golfing paraphernalia or otherwise compete with the Golf Course and affiliated pro shop within the Project; however, Hotel Owner shall have the right to sell non-golf related merchandise in the resort such as resort (Hotel) apparel, accessories, souvenirs and clothing.

               4.3 Clothing. Hotel Owner shall have the right, subject to the prior reasonable written approval of SGR, to utilize the "Sedona Golf Resort" name and logo in connection with Hotel Owner's development, operation and advertisements concerning the Hotel.

               4.4 Governing Law. This Agreement shall be governed by the laws of the State of Arizona. Each party shall have such remedies at law available to it in order to enforce the terms of this Agreement.

               4.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns.


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

               4.6 Notices. All notices, demands and writing in this Agreement provided to be given, made or sent shall be deemed to have been given, made or sent only when made in writing and actually received or deemed, pursuant to the following sentence to have been received. Any item sent by Federal Express, or similar overnight delivery or certified U.S. mail, return receipt requested and postage prepaid, shall be deemed to have been received on the date indicated on the return receipt as (i) the date of delivery, or (ii) the date delivery was refused, or (ii) the date the item was finally determined to be undeliverable. Notices, demands, and any other writings shall be addressed to the parties at their respective addresses set forth below:

Hotel Owner                  UNITED PROPERTIES, INC.
                             Attn:  William S. Oliver
                             2601 East Thomas Road
                             Suite 225
                             Phoenix, Arizona   85016

With a Copy to:
                             Robert L. Shaw, Esq.
                             Byrne, Beaugreau, Shaw, Zukowski & Hancock
                             2111 E. Highland, Suite 255
                             Phoenix, AZ 85016

SGR                          c/o SunCor Development Company
                             3838 North Central Avenue
                             Suite 1500
                             Phoenix, AZ  85016
                             Attn: Peggy Kirch

With a Copy to:              SunCor Resort and Golf Management
                             3838 North Central Avenue
                             Suite 1500
                             Phoenix, AZ  85016
                             Attn: Tom Patrick

               4.7 Continued Use. The parties hereto agree: (a) the terms of this Agreement shall remain in effect so long as the Golf Course Property remains in use as a public use or public access, private or semi-private golf course; and (b) to meet and confer in good faith, every five (5) years form the date of this Agreement with regard to the number of rounds allotted to Hotel Owner.

               4.8 SGR Representations. SGR represents and warrants to Hotel Owner that: (a) execution and performance of its obligations under this Agreement has been duly


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authorized  by  appropriate  organizational  or other action of SGR and does not violate any agreement, law or other arrangement by which SGR is bound.

               4.9 Hotel Owner Representations. Hotel Owner represents and warrants to SGR that execution and performance of its obligations under this Agreement has been duly authorized by appropriate organizational or other action of Hotel Owner, and does not violate any agreement, law or other arrangement by which Hotel Owner is bound.

               4.10 Recordation. A Notice of this Agreement shall be recorded by SGR on the land occupied by the golf clubhouse in the county in which the Golf Course Property and/or Hotel Property are located.

               4.11 Benefit. This Agreement shall benefit the Hotel Property. All references to "SGR" shall refer to the owner and holder of title to the Golf Course Property. All references to "Hotel Owner" shall refer to the owner and holder of title to the Hotel Property.

          IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

                                SEDONA GOLF RESORT, L.C. an
                                Arizona limited liability company

                                By:   SunCor Development Company,
                                      an Arizona corporation, its Managing
                                      Member

                                By:/s/ Peggy Kirch
                                   -------------------------------------
                                Its: Vice President



                                HOTEL OWNER


                                By:/s/ William S. Oliver
                                   -------------------------------------
                                Its: President




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